INDEPENDENT AUDITORS' REPORT


To the Board of Trustees and Shareholders of Bjurman, Barry Funds:

In planning and performing our audit of the financial statements of the Bjurman, Barry Funds comprised of the Bjurman Barry Micro-Cap Growth Fund and Bjurman Barry All-Cap Growth Fund (collectively, the "Funds") for the year ended March 31, 2003 (on which we have issued our report dated May 19, 2003), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the Funds' internal control that might be reportable conditions and, accordingly, would not necessarily disclose all reportable conditions that are also considered to be material weaknesses. A material weakness is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not to be detected within a timely period by employees in the normal course of performing their assigned functions. We noted the matter below involving the Funds' internal control and its operation that we consider to be a reportable condition under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters coming to our attention relating to significant deficiencies in the design or operation of the Funds' internal control that, in our judgment, could adversely affect the Funds' ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements. The reportable condition that we noted is described below:

         Controls established to provide reasonable assurance that expenses are accurately computed and properly recognized as liabilities in the financial statements and that expenses are periodically substantiated and evaluated were generally not operative during the year. The Funds should ensure that such controls are being followed, as designed, and that compliance with the controls procedures are reviewed by supervisory personnel.

However, the reportable condition described above is not believed to be a material weakness.

This report is intended solely for the information and use of management, the Board of Trustees, and Shareholders of the Bjurman, Barry Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP

Los Angeles, California
May 19, 2003